Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

HIGHTIMES HOLDING CORP.

and

HT DISTRIBUTION COMPANY, LLC

and

LUCY SCIENTIFIC DISCOVERY, INC.

dated as of

September 6, 2023

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of September 6, 2023, is entered into among Hightimes Holding Corp., a Delaware corporation (“Parent” or “Hightimes”), HT Distribution Company, LLC, a Delaware limited liability company (“HT Distribution”) and Lucy Scientific Discovery, Inc., a British Columbia, Canada corporation (“Lucy”). Hightimes, HT Distribution and Lucy are sometimes collectively referred to herein as the “Parties.”

Recitals

This Agreement is being entered into with reference to the following:

WHEREAS, HT-Lucy Acquisition Corp., a Delaware corporation (the “Company”) is a newly formed wholly-owned Subsidiary of Hightimes; and

WHEREAS, pursuant to an asset purchase agreement dated as of August 25, 2023 and in the form of Exhibit A hereto (the “APA”) Trans-High Corporation, a New York corporation (“Trans-High”) and HT Licensing USA, LLC, a Delaware limited liability company (“HT Licensing” and together with Trans-High collectively referred to as the “Selling Parties”) have sold, transferred and assigned to the Company the Selling Parties Assets, (as that term is defined in the APA) and the Company has agreed to assumed the Assumed Liabilities (as defined in the APA), subject to the terms and conditions set forth in the APA; and

WHEREAS, Hightimes has conducted a Regulation A+ initial public offering of Parent’s Class A common stock, par value $0.0001 per share (“Hightimes Common Stock”) and currently has approximately 40,000 stockholders; and

WHEREAS, Parent and certain of its direct and indirect Subsidiaries, excluding the Selling Parties, are engaged in the processing, retail and wholesale sale, distribution and merchandising of recreational THC cannabis (the “Cannabis Business”) in states where such business activities are legal; and

WHEREAS, due to the fact that Parent is engaged in the Cannabis Business, which is an illegal activity under the CSA (hereinafter defined), it is unable to list Hightimes Common Stock on the Nasdaq stock market or any other major stock exchange in the United States, and Parent now desires to give its stockholders an opportunity to receive registered and tradeable shares of common stock of a public corporation whose common stock is listed on the Nasdaq stock market; and

WHEREAS, Lucy is engaged in the Lucy Business (hereinafter defined) and its common shares are listed for trading on the Nasdaq Capital Market; and

WHEREAS, subject to the completion of the transactions under the APA, Parent desires to sell, transfer and assign to Lucy and Lucy desires to purchase from Parent, 100% of the issued and outstanding capital stock of the Company, in exchange for the Consideration (hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted EBITDA” means, with respect to the Company, for any six-month period in question, its revenues less its direct operating expenses before deductions for any interest, taxes, depreciation or amortization, subject to Section 2.02(d) of this Agreement.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Hightimes License Agreement, the Trust Agreement, the Registration Rights Agreement and the other agreements, instruments and documents required to be delivered at the at the Closing.

“Anniversary Year” means each of the Company’s five (5) consecutive Fiscal Years ending on June 30th of 2025, 2026, 2027, 2028 and 2029, inclusive.

“APA” has the meaning as defined in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles are authorized or required by Law to be closed fer business.

“Company” has the meaning set forth in the recitals.

“Cannabis Business” has the meaning set forth in the recitals.

“Closing” shall mean the consummation of the Transactions contemplated by this Agreement and the Ancillary Agreements; which, for the avoidance of doubt shall be subject to satisfaction or waiver by the Parties of the Conditions to Closing described in Section 3.02.

“Closing Date” shall mean the date on which the Closing shall occur.

“Closing Date Consideration” has the meaning set forth in Section 2.01(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” means the contemplated business objectives of the Company to exploit the Selling Parties Assets in a commercially reasonable manner for the generation of revenues for the Company, including licensing, franchising and entering into potential joint ventures with respect to such Selling Parties Assets.

“Company Common Stock” means 1,000 shares of the common stock of the Company, without par value per share.

“Conditions to Closing” has a meaning as defined in Section 3.02.

“CSA” means The Controlled Substances Act (CSA) – Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970; which is the federal U.S. drug policy under which the manufacture, importation, possession, use and distribution of certain narcotics, stimulants, depressants, hallucinogens, anabolic steroids, and other chemicals is regulated.

“Hightimes Disclosure Schedules” means the disclosure schedules delivered by Hightimes to Lucy concurrently with the execution and delivery of this Agreement.

“Distribution Dates” means the dates on which the Independent Trustee under the Trust Agreement shall distribute Closing Date Consideration and Earn-Out Payments or Earn-Out Shares pursuant to the Trust Agreement.

“Dollars or $” means the lawful currency of the United States.

“Earn-Out Calculation Objection Notice” has the meaning as defined in Section 2.02(c)(iii).

“Earn-Out Calculation Statement” has the meaning as defined in Section 2.02(c)(iii)(A).

“Earn-Out Cash Payments” means Earn-Out Payments made in cash.

“Earn-Out Payments” has the meaning as defined in Section 2.02(c).

“Earn-Out Shares” means Lucy Common Shares that are issued with respect to any Earn-Out Payments in lieu of Earn-Out Cash Payments.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ExWorks” means ExWorks Capital Fund I, L.P., a Delaware limited partnership.

“ExWorks Forbearance Agreements” means that certain forbearance and settlement agreement, dated on or around October 3, 2022, including amendments one (1) through seven (7) to the forbearance and settlement agreement, the seventh amendment dated on or around September 5, 2023, entered into by and among Hightimes, each of its direct and indirect Subsidiaries, including the Hightimes Parties, and ExWorks; true copies of the sixth and seventh amendments have been provided to Lucy.

“Fiscal Year” with respect to the Company, means the period from July 1st of a given calendar year to June 30th of the following calendar year.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hightimes Common Stock” has the meaning set forth in the recitals.

“Hightimes Disclosure Schedules” means the disclosure schedules delivered by Hightimes to Lucy concurrently with the execution and delivery of this Agreement.

“Hightimes License Agreement” shall mean the license in the form of Exhibit B annexed hereto to be entered into on the Closing Date among the Company, as licensor, and HT Franchise Corp., an Affiliate of Hightimes, as licensee.

“Hightimes Parties” means the collective reference to Hightimes and HT Distribution.

“Hightimes SEC Filing Reports” means the Form 1-K Annual Reports for each of the four (4) fiscal years ended December 31, 2019, December 31, 2020, December 31, 2021, and December 31, 2022, and the three semi-annual reports on Form 1-SA for each of the six-month periods ended June 30, 2020, June 30, 2021 and June 30, 2022.

“Hightimes Share Distributions” means, as provided in the Trust Agreement, the collective reference to the stock dividends and distributions of Earn-Out Shares to be made by HT Distribution to the Hightimes Stockholders.

“Hightimes Stockholders” means on any applicable Distribution Dates, the record holders of shares of Hightimes Common Stock.

“Indemnity Cap” has the meaning set forth in Section 7.04(a).

“Independent Trustee” means Wilmington Trust Company, N.A. or other recognized independent trustee acceptable to Hightimes.

“Interim Reports” has the meaning set forth in section 3.02(b).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Opinion” shall mean the opinion to be delivered to Lucy on or before the Closing Date by an attorney acceptable to Lucy to the effect that the consummation of the Transactions contemplated by this Agreement and the Ancillary Agreements, including the Hightimes Share Distributions contemplated under the Trust Agreement, will not violate the CSA.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Lucy” has the meaning set forth in the recitals.

“Lucy Business” means engaging as a licensed producer of compounds for medicinal products dedicated to advancing the understanding and applications of psychedelic medicine, improving mental health outcomes for patients.

“Lucy Common Shares” means shares of common stock of Lucy.

“Lucy Disclosure Schedules” means the disclosure schedules delivered by Lucy to Hightimes concurrently with the execution and delivery of this Agreement.

“Lucy Shareholders Meeting” has the meaning set forth in Section 6.06.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of a Party, (b) the value of a Party’ assets, or (c) the ability of a Party to consummate the Transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which a Party operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the Transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on a Party’s business compared to other participants in the industries in which the Party operates.

“Outside Closing Date” unless such date shall be extended by mutual agreement of Hightimes and Lucy, shall mean 5:00 p.m. Pacific Time on September 30, 2023.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Registration Rights Agreement” means the agreement to be executed on the Closing Date in the form of Exhibit C hereto and referred to in Section 2.02(c).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” has the means the United States Securities Act of 1933, as amended.

“Selling Parties Assets” has the meaning as that term is defined in the APA.

“Stockholder Approval” has the meaning as that term is defined in Section 6.07.

“THT Intellectual Property” has the meaning as defined in the APA.

“THT Technology” has the meaning as defined in the APA.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties”.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

“Territory” shall have the meaning as that term is defined in the Hightimes License.

“Trust Agreement” shall mean the trust agreement to be entered into between and among Hightimes, HT Distribution and the Independent Trustee, in form and content acceptable to the parties thereto pursuant to which, inter alia (a) all or any portion of the Lucy Consideration Common Shares issued at Closing, shall, at the direction of Hightimes, be publicly or privately sold by the Independent Trustee as soon as reasonably practicable following the Closing and to pay or settle Actions or other debts and obligations owed by Hightimes and/or its direct or indirect Subsidiaries to its creditors, and (b) 100% of the Earn-Out Shares, shall, following their registration under the Securities Act and permitted issuance if Stockholder Approval is required, be distributed to the Hightimes Stockholders.

“Transfer” has the meaning set forth in Section 2.01.

“Transactions” means the reference to all of the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE II
Purchase and Sale

Section 2.01 Purchase of Company Common Stock. Subject to the satisfaction or waiver by Lucy or Hightimes, as applicable, of the Conditions to Closing set forth in Section 3.02, on the Closing Date, Hightimes shall sell to Lucy and Lucy shall purchase from Hightimes all and not less than all of the shares of Company Common Stock, representing 100% of the issued and outstanding shares of Company Common Stock. Such sale and purchase shall be evidenced by the delivery by the Parent of one or more stock certificates evidencing the Company Common Stock, duly endorsed for transfer by Hightimes in a manner reasonably acceptable to Lucy.

Section 2.02 Consideration.

(a) Designation of HT Distribution. Hightimes hereby designates HT Distribution to receive and to take ownership of the Closing Date Consideration and any Earn-Out Payments (whether in the form of Earn-Out Cash Payments or Earn-Out Shares), if and when payable to Hightimes under this Agreement. Hightimes further confirms that all Lucy Common Shares issued and delivered as Closing Date Consideration and/or Earn-Out Shares shall be issued in the name of HT Distribution or its designees and HT Distribution shall be entered into the Books and Records of Lucy as the record holder of such Lucy Common Shares issued and delivered as Closing Date Consideration and/or Earn-Out Shares. With respect to Hightimes’ designation of HT Distribution under this Section 2.02(a), Lucy shall not have obligations of any kind to independently confirm or verify at any time during the term of this Agreement or in connection with any Earn-Out Payment to be made in the future, that Hightimes’ designation of HT Distribution remained unchanged. Lucy shall not be liable to Hightimes, and Hightimes shall not have recourse of any kind against Lucy, for the issuance of Lucy Common Shares issued and delivered as Closing Date Consideration and/or Earn-Out Shares, or the payment of Earn-Out Cash Payment, to HT Distribution. For avoidance of doubt, issuance of Lucy Common Shares as Closing Date Consideration or Earn-Out Shares, or the payment of Earn-Out Cash Payments by Lucy to HT Distribution pursuant to this Section 2.02 shall constitute the full performance of Lucy’s obligations to Hightimes under this Agreement with respect to the Closing Date Consideration and any Earn-Out Payments that are due and payable.

(b) Closing Date Consideration. At Closing, Lucy shall issue to HT Distribution such number of Lucy Common Shares representing 19.9% of the issued and outstanding Lucy Common Shares as of the Closing Date (the “Closing Date Consideration”).

(c) Earn-Out.

(i) In addition to the Closing Date Consideration, HT Distribution is entitled to receive earn-out payments in amounts equal to three (3) times the Adjusted EBITDA of the Company for each of the six (6) month period ending December 31 and June 30 in the five (5) consecutive Anniversary Years (together “Earn-Out Payments” and each an “Earn-Out Payment”). Earn-Out Payments are payable in two semi-annual payments for each Anniversary Year, as set forth in Subsection 2.02(c)(ii) below. In addition, any of the Earn-Out Payments may be payable either as Earn-Out Cash Payments or Earn-Out Shares, as may be determined by Lucy in the exercise of its sole discretion.

(ii) Earn-Out Payments shall be payable to HT Distribution based on three (3) times Adjusted EBITDA of the Company in connection with the conduct of the Company’s Business worldwide; it being expressly understood and agreed that the revenues to be generated by the Company in connection with the Company Business shall include all royalties, joint venture payments and fees paid to the Company by third Persons for the licensing of Selling Parties Assets, including fees paid by HT Franchise Corp. under the Hightimes License. In the event and to the extent that Lucy elects to make an Earn-Out Payment in the form of Earn-Out Shares, (x) the number of such Earn-Out Shares issuable shall be determined by dividing the dollar amount of the Earn-Out Payment by the 20 days volume weighted average price of Lucy Common Shares as traded on Nasdaq or other national securities exchange for the 20 trading days immediately preceding the date that such Earn-Out Payment is payable, and (y) such Earn-Out Shares must be registered for resale under the Securities Act pursuant to the Registration Rights Agreement.

(iii) It is further agreed by the Parties with respect to the Earn-Out and the Earn-Out Payments, as set forth below in this Section 2.02(c): (A) Lucy shall cause the Company to use commercially reasonable efforts in the operation of the Company Business and will not, and Lucy shall not cause the Company to engage in any trade or business other than the Company Business, (B) Lucy shall not cause the Company to make any acquisitions of the assets or securities of any other Person or to cause the Company Common Stock or assets to be sold or transferred to any other Person during the five Anniversary Years for which the Earn-Out applies, and (C) Lucy shall cause the Company to use its commercially reasonable efforts to maintain and enforce the due registration and rights of Selling Parties Assets outside of the Territory in such jurisdictions that the Company is engaged in the conduct of the Company Business as may be determined by the Company in its the exercise of its commercially reasonable discretion.

(iv) Two semi-annual Earn-Out Payments shall be payable to HT Distribution: (A) for the periods commencing July 1st and ending December 31st of an Anniversary Year, on or before the next succeeding March 31st and (B) for the periods commencing on January 1st and ending June 30th of an Anniversary Year, on or before September 30th of such Anniversary Year. Such Earn-Out Payments shall be calculated and determined by the Company’s management for each such semi-annual periods in such Anniversary Year on the basis of financial statements of the Company, which calculation or determination shall be reviewed by independent mutually approved accounting firm (the “Independent Accountant”), and the Company shall prepare and deliver to Hightimes a written statement therefor (in each case, an “Earn-Out Calculation Statement”) setting forth its calculation and determination of Company’s Adjusted EBITDA for the applicable semi-annual period in such Anniversary Year and its calculation of the resulting Earn-Out Payment, if any. Hightimes shall have 30 days after receipt of the Earn-Out Calculation Statement for each semi-annual period in an Anniversary Year (in each case, the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement. During the Earn-Out Review Period and upon reasonable advanced written notice to Lucy, Hightimes shall have reasonable access (in all cases by electronic means to the extent available) to the relevant books and records of the Company, the management personnel of the Company, the work papers prepared by the Company and the financial information relating to the determinations of Company Adjusted EBITDA and the resulting Earn-Out Payment (if any), in each case, solely to the extent (i) reasonably requested by Hightimes for the purposes of reviewing the Earn-Out Calculation Statement and to prepare an Earn-Out Calculation Objection Notice (as defined below), (ii) that such materials reasonably relate to the determinations of Company Adjusted EBITDA and the resulting Earn-Out Payment, and (iii) Hightimes, its Affiliates and their respective Representatives shall undertake to keep such information, materials, documents, and conversations confidential and shall not disclose the same to any third party.

(v) On or prior to the last day of the Earn-Out Review Period, Hightimes may object to the calculation of the Earn-Out Payment amount set forth in the Earn-Out Calculation Statement for the applicable measurement period by delivering to Lucy a written statement setting forth Hightimes’ objections in reasonable detail, indicating each disputed item or amount and the basis for Hightimes’ disagreement therewith (an “Earn-Out Calculation Objection Notice”). If Hightimes elects to not or otherwise fails to deliver an Earn-Out Calculation Objection Notice to Lucy prior to the expiration of the Earn-Out Review Period, then the calculation of the Earn-Out Payment amount set forth in the Earn-Out Calculation Statement shall be deemed to have been accepted by Hightimes and shall be final and binding on the Parties hereto. If Hightimes delivers an Earn-Out Calculation Objection Notice prior to the expiration of the Earn-Out Review Period, Lucy and Hightimes shall negotiate in good faith to resolve such objections and agree upon the resulting amount the Earn-Out Payment for the applicable Anniversary Year within 30 days after the delivery of such Earn-Out Calculation Objection Notice, and, if the same are so resolved within such period, the Earn-Out Payment for the applicable Anniversary Year with such changes as may have been previously agreed in writing by Lucy and Hightimes, shall be final and binding.

(vi ) If Lucy and Hightimes fail to reach an agreement within 30 days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly submitted for resolution to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable calculation of the Earn-Out Payment amount as promptly as practicable, but in no event later than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Lucy and Hightimes, and not by independent review. The resolution of the dispute and the calculation of Company Adjusted EBITDA that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accountant shall be final and binding on the Parties hereto. The fees and expenses of the Independent Accountant shall be borne by Hightimes and Lucy in proportion to the amounts by which their respective calculations of the Earn-Out Payment amount differ from the Earn-Out Payment amount as finally determined by the Independent Accountant.

(vii) Within ten (10) Business Days after the final resolution of the Adjusted EBITDA and the resulting Earn-Out Payment in accordance with this Section 2.02(c) , Lucy shall deliver to HT Distribution, by wire transfer of immediately available funds to an account or accounts designated by Hightimes in such amount of the applicable Earn-Out Cash Payment for such semi-annual period in an Anniversary Year, or if determined in the sole discretion of Lucy the Earn-Out Shares subject to the terms of this Agreement.

(viii) Hightimes’ designation of HT Distribution to receive any Earn-Out Payment (if at all, whether in the form of Earn-Out Cash Payment or Earn-Out Shares) (A) is solely a contractual right between Hightimes and HT Distribution, and is not intended to be the issuance of securities for purposes of any federal or state securities laws (and shall confer upon Hightimes and HT Distribution only the rights of a general unsecured creditor under applicable state law, if applicable), (B)  Hightimes shall not be entitled to any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of equity interests with respect to any Lucy Common Shares issued or issuable to HT Distribution, (C) is not redeemable, and (D) such contractual rights may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of.

(ix) The Parties agree to treat all Earn-Out Payments, if any, made pursuant to this Agreement as additional Consideration.

(d) At the end of each Anniversary Year, if any unearned or unrecognized upfront payment was received by the Company during such Anniversary Year and such upfront payment is, pursuant to generally accepted accounting principles (“GAAP”), to be amortized over the length of the contract from which the upfront payment is derived, the Parties agree that such upfront payment: (i) shall not be counted as part of Adjusted EBITDA for that Anniversary Year, (ii) 10% of such upfront payment shall be added to the next semi-annual Earn-Out Payment payable in the following Anniversary Year, (iii) 10% of such upfront payment shall be added to each of the semi-annual Earn-Out Payments payable thereafter in the following Anniversary Years, and (iii) any remaining amount of such upfront payment received by the Company will be added to the final Earn-Out Payment at the end of the fifth Anniversary Year. By way of example (and only as an example), if the Company received a $10 million advance payment under a 10-year contract in the third Anniversary Year, then for the remaining four semi-annual Earnout Payments in the fourth and fifth Anniversary Years (x) $1.0 million of the advance payment will be added to the amount of the next semi-annual Earn-Out Payment and (y) $1.0 million of the advance payment will be further added to the amount of the semi-annual Earn-Out Payment payable in each of the next two semi-annual Earn-Out Payments for a total of $2.0 million, and (z) finally, the remaining $7.0 million will be added to the final Earn-Out Payment payable at the end of the fifth Anniversary Year. For the avoidance of doubt, all such Earn-Out Payments shall be payable to HT Distribution based on three (3) times Adjusted EBITDA of the Company.

(e) Registration. Pursuant to the Registration Rights Agreement in the form of Exhibit C annexed hereto, Lucy shall undertake to register for resale under the Securities Act, pursuant to a registration on Form S-1 or Form S-3 declared effective by the SEC, all of (a) the Lucy Common Shares issued Closing Date Consideration and Earn-Out Shares and apply to list such Closing Date Consideration and Earn-Out Shares (if issued) for trading on the Nasdaq Capital Market or other securities exchange on which Lucy Common Shares is then trading.

ARTICLE III

Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Michelman & Robinson, LLP, 10880 Wilshire Blvd, 19th Floor, Los Angeles, CA 90024 or remotely by exchange of documents and signatures (or their electronic counterparts), at 12.00 a.m., Pacific Time, on the second (2nd) Business Day following the date on which all Conditions to Closing set forth in Section 3.02 are either satisfied (other than conditions which, by their nature, are to be satisfied on the Closing Date) or, to the extent permissible, waived by the applicable party in writing, and upon all of the Closing deliverables set forth in Section 3.02 below have been duly executed and delivered, or at such other time, date or place as Hightimes and Lucy may mutually agree upon in writing. The Parties shall endeavor to consummate the Closing on or before September 15, 2023, or such later date as Hightimes and Lucy may agree; provided that unless otherwise agreed by the Parties, the Closing and the Closing Date shall be not later than the Outside Closing Date.

Section 3.02 Closing Deliverables and Conditions to Closings.

(a) Consummation of the Transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions precedent (the “Conditions to Closing”); which Conditions to Closing, if waivable, may only be waived by the Party in whose favor and for whose benefit such conditions are to be performed:

(i) The Parties shall have received all approvals from any Governmental Authority necessary to consummate the Transaction, including, but not limited to, those from Nasdaq as may be required or appropriate.

(ii) There shall not have been enacted, promulgated or made effective after the date of this Agreement any Law or Governmental Orders that enjoins or otherwise prohibits or makes illegal, or any Action by any Governmental Authority seeking to enjoin or prohibit or make illegal, consummation of the Transactions and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Transactions.

(b) All indebtedness owned ExWorks shall be refinanced or repaid pursuant to the ExWorks Forbearance Agreements, and ExWorks shall have assigned and transferred to Lucy or its designees all rights of ExWorks under the ExWorks Loan Documents (as defined in the Forbearance Agreements).

(c) Lucy and Hightimes shall have agreed upon the content of a Lucy form 8-K interim report and a Hightimes form 1-U interim report (collectively the “Interim Reports”) and any press release describing this Agreement and the Ancillary Agreements and the transactions contemplated hereby; which Interim Reports and related press release shall be filed with the SEC no later than four (4) Business Days following the date of execution and delivery of this Agreement.

(d) The representations and warranties contained in ARTICLE IV (Representations and Warranties of Hightimes) and ARTICLE V (Representations and Warranties of Lucy) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date).

(e) Lucy and Hightimes shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

(f) No event, circumstance, development, change or effect shall (a) have occurred since the date of this Agreement that, individually or in the aggregate, has caused a Material Adverse Effect on the Company, or (b) continue to occur that would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect on the Company.

(g) The sale and purchase of the Selling Parties Assets under the APA with respect to the Company shall have been completed to the satisfaction of Lucy, and all registration or recordation of such Transfer to the Company (including patent or other intellectual property assignment recordation) shall have been duly undertaken and completed.

(h) Immediately prior to the Closing of all of the Transactions contemplated by this Agreement and the Ancillary Agreement:

(i) a copy of the Registration Rights Agreement duly executed by the relevant Parties;

(ii) a copy of the Legal Opinion duly executed and issued by an attorney or firm selected by Lucy;

(iii) the certificates of the Secretary or Assistant Secretary of Hightimes, the Company and HT Distributing in form and content acceptable to Lucy; and

(iv) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Company, as may be required to give effect to this Agreement.

(i) At the Closing, Hightimes, the Company and HT Distribution (as applicable) shall deliver to Lucy:

(i) bill of sale, assignments of Intellectual Property and exhibits to the APA duly executed by the Selling Parties and the Company;

(ii) the certificates representing the Company Common Stock duly endorsed for Transfer to Lucy;

(iii) a copy of the directors’ resolutions of Hightimes approving the Transactions contemplated by this Agreement;

(iv) a copy of the directors’ resolutions of the Company approving the Transactions contemplated by the APA;

(v) a copy of the press release and Form 1-U to be filed by Hightimes with the SEC within four business days following the Closing;

(vi) a general release of all claims in favor of the Company, duly executed by Hightimes, substantially and materially in the form and content as Hightimes and Lucy may mutually agree; and

(vii) all of the books, records, board and shareholders’ consents and minutes, and organizational documents of the Company.

(j) At the Closing, Lucy shall deliver to Hightimes and HT Distribution:

(i) evidence of repayment or refinancing of all indebtedness owed to ExWorks pursuant to the ExWorks Forbearance Agreement;

(ii) share certificates evidencing the Closing Date Consideration;

(iii) a copy of the Lucy directors’ resolution approving the Transactions;

(iv) the certificates of the Secretary or Assistant Secretary of Lucy in form and content acceptable to Hightimes; and

(v) a copy of the press release and Form 8-K to be filed by Lucy with the SEC within four business days following the Closing.

ARTICLE IV
Representations and warranties of HIGHTImes Parties

Except as set forth in the correspondingly numbered Section of the Hightimes Disclosure Schedules, each of the Hightimes Parties do hereby represents and warrants to Lucy that the statements contained in this Article IV are true and correct as of the date hereof:

Section 4.01 Organization and Qualification of Hightimes Parties. Hightimes is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and each of the Hightimes Parties is a corporation duly organized, validly existing and in good standing under the Laws of the state of incorporation, and each of Hightimes and the Hightimes Parties has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on their respective businesses as currently conducted. Each of the Hightimes Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority. Each of the Hightimes Parties has full power and authority to enter into this Agreement and the Ancillary Documents to which such Party is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by Hightimes and the Hightimes Parties of this Agreement and any Ancillary Document to which each Hightimes Party is a party, the performance by each Hightimes Party of his or its obligations hereunder and thereunder and the consummation by each of the Hightimes Parties of the Transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Hightimes Parties. This Agreement has been duly executed and delivered by the Hightimes Parties, and (assuming due authorization, execution and delivery by the Company and Lucy) this Agreement constitutes a legal, valid and binding obligation of the Hightimes Parties enforceable against them in accordance with its terms. When each Ancillary Document to which any Hightimes Party is or will be a party has been duly executed and delivered by the Hightimes Parties (assuming due authorization, execution and delivery by each other Party thereto), such Ancillary Document will constitute a legal and binding obligation of such Hightimes Party enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by the Hightimes Parties of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Hightimes Parties; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Hightimes Parties, or their respective assets and operations; (c) except as may be required under the ExWorks Forbearance Agreement, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which the Hightimes Parties is a party or by which the Hightimes Parties or their respective assets or operations are bound or to which any of their respective assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Hightimes Parties Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Hightimes Parties in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the Transactions contemplated hereby and thereby.

Section 4.04 Draft Hightimes SEC Filing Reports. Hightimes has furnished to Lucy on a confidential basis drafts of the Form 1-K Annual Reports for each of the two (2) fiscal years ended December 31, 2018 and December 31, 2019 (the “Draft Hightimes SEC Filing Reports”); which Draft Hightimes SEC Filing Reports includes unaudited consolidated balance sheets, statements of operations, statements of cash flows and footnotes for each of such two fiscal years (the “Draft Consolidated Financial Statements”). The Draft Consolidated Financial Statements and the Draft Hightimes SEC Filing Reports include current disclosures of material events and risk factors affecting Hightimes and its direct and indirect subsidiaries, including the Hightimes Parties. The Draft Consolidated Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end audit adjustments. The Draft Hightimes SEC Filing Reports are true and correct in all material respects.

Section 4.05 Capitalization.

(a) As of the date of this Agreement, the Company’s authorized equity capital consist solely of the Company Common Stock and Hightimes is the sole holder and record and beneficial owner of all issued and outstanding securities of the Company. The Company Common Stock constitutes all of the Company’s securities that are issued and outstanding.

(b) There are (i) are no other outstanding securities of the Company other than the Company Common Stock, (ii) no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of membership interest or capital stock to which the Company is a party obligating the Company to (A) issue, transfer or sell any shares of membership interest, capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any other Person.

(c) All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

(e) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which Hightimes, the Company or any of Hightimes Subsidiaries, if any, is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company that entitle the holder of such instruments of indebtedness to vote together with stockholders of the Company on any matters with respect to the Company.

Section 4.06 The Company. The Company has been recently formed for the sole purpose of acquiring the Selling Parties Assets and selling the Company Common Stock to Lucy. The Company engages in no other trade or business. The Company has no Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Hightimes has made available to Lucy true and complete copies of the Company Organizational Documents, and (i) the Company Organizational Documents are in full force and effect and (ii) the Company is not in violation in any respects of any provision of the Company Organizational Documents.

Section 4.07 Absence of Certain Changes, Events and Conditions. Since June 30, 2023, and other than in the ordinary course of business consistent with past practice and as disclosed in the Draft Hightimes SEC Filing Reports, there has not been any event occurrence or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Hightimes Parties or their respective assets and operations .

Section 4.08 Legal Proceedings; Governmental Orders.  Except as otherwise disclosed in the Draft Hightimes SEC Reports:

(a) There are no Actions pending or, to Hightimes’ Knowledge, threatened against or by Hightimes Parties (a) relating to or affecting the Hightimes Parties’ assets and operations; or (b) that challenge or seek to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Hightimes Parties or their respective assets and operations.

Section 4.09 Compliance With Laws.  Except as otherwise disclosed in the Draft Hightimes SEC Reports, each of the Hightimes Parties has complied, and is now complying, with all Laws applicable to the conduct of the Hightimes Parties’ operations as currently conducted or the ownership and use of the Hightimes Parties’ assets.

Section 4.10 Taxes.

(a) All Tax Returns required to be filed by Hightimes Parties for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Hightimes Parties (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Each of the Hightimes Parties has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Hightimes Parties.

(d) All deficiencies asserted, or assessments made, against the Hightimes Parties as a result of any examinations by any taxing authority have been fully paid.

(e) None of the Hightimes Parties is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Hightimes Parties Assets nor to Hightimes or Hightimes Parties’ Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Hightimes Parties Assets (other than for current Taxes not yet due and payable).

(g) None of the Hightimes Parties is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) The Hightimes Parties are not, and have not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) None of the Hightimes Parties Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 4.11 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Hightimes Parties.

Section 4.12 Investment Representations. By its execution of this Agreement, each of Hightimes and HT Distributing hereby makes the following individual representations and warranties to Lucy with respect to the Lucy Common Shares issued as Closing Date Consideration and any Earn-Out Shares which may be issued as Earn-Out Shares under this Agreement (collectively, the “Securities”):

(a) I am aware that my investment involves a high degree of risk and am aware that there is no assurance as to the future performance of Lucy.

(b) I acknowledge that there may be certain adverse tax consequences to me in connection with my receipt of Securities, and Lucy has advised me to seek the advice of experts in such areas prior to making this investment.

(c) I agree that I must bear the entire economic risk of my investment for an indefinite period of time because, among other reasons, the Securities have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under applicable securities laws of certain states or an exemption from such registration is available.  I hereby authorize Lucy to place a restrictive legend on the Securities that are issued to me.

(d) I have been given access to full and complete information regarding Lucy and have utilized such access to my satisfaction for the purpose of obtaining information, and I have either met with or been given reasonable opportunity to meet with officers of Lucy for the purpose of asking questions of, and receiving answers from, such officers concerning the business and operations of Lucy and to obtain any additional information, to the extent reasonably available.

(e) I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and have obtained, in my judgment, sufficient information from Lucy to evaluate the merits and risks of an investment in Lucy.  I have not utilized any person as my Lucy representative as defined in Regulation D under the Securities Act in connection with evaluating such merits and risks.

(f) Except as set forth in this Agreement, I have received no representation or warranty from Lucy or any of its officers, directors, employees or agents in respect of my investment in Lucy and I have received no information (written or otherwise) from them relating to Lucy or its business other than as set forth in Lucy’s public filings with the SEC.

(g) I am an “accredited investor” as defined in Section 2(15) of the Securities Act and in Rule 501 promulgated thereunder.  I can bear the entire economic risk of the investment in the Securities for an indefinite period of time and I am knowledgeable about and experienced in making investments in the equity securities of early stage companies.  I am not acting as an underwriter or a conduit for sale to the public or to others of unregistered securities, directly or indirectly, on behalf of Lucy or any person with respect to such securities.

(i) I understand that Lucy is relying on my representations and agreements for the purpose of determining whether this transaction meets the requirements of certain exemptions from registration afforded by the Securities Act and certain state securities laws.

(j) I understand that since neither the offer nor sale of the Securities has been registered under the Securities Act or the securities laws of any state, the Securities may not be sold, assigned, pledged or otherwise disposed of unless they are so registered or an exemption from such registration is available.

Section 4.13 Full Disclosure. No representation or warranty by Hightimes and Hightimes Parties in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Company and Lucy pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.14 Selling Parties Assets.

(a) Except as set forth on Schedule 4.14(a) of the Hightimes Disclosure Schedule, the Company has good and marketable title to, and the sole and unrestricted right to hold and use, all Selling Parties Assets free and clear of all Encumbrances. The APA sets forth a true and complete list of the Selling Parties Assets. The consummation of the Transactions by the Parties to the Agreement does not and will not encumber, impair or extinguish any of the Company right to the Selling Parties Assets.

(b) None of the Selling Parties Assets (i) has been adjudged invalid or unenforceable in whole or in part, or (ii) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of Hightimes, all Selling Parties Assets are subsisting, in full force and effect, and, to the Knowledge of Hightimes, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material Contractual restrictions on the disclosure, use, license or transfer of any Selling Parties Assets.

(c) Except as set forth in Schedule 4.14(c) of the Hightimes Disclosure Letter, (i) the conduct of the business of the Company and its Subsidiaries, including the use of the Selling Parties Assets, does not infringe upon, misappropriate or otherwise violate, and has not infringed upon, misappropriated, or otherwise violated, the intellectual property rights and interests of any third party and (ii) no Action is pending, asserted in writing, or to the Knowledge of Hightimes, threatened against Hightimes, the Company or any of their respective Subsidiaries that the conduct of the business of the Company or its Subsidiaries or the use of the Selling Parties Assets infringes upon, misappropriates or otherwise violates the intellectual property rights and interest of any third party. To the Knowledge of Hightimes, no Person is infringing upon, misappropriating or otherwise violating, or has, since the Company’s incorporation date, infringed upon, misappropriated, or otherwise violated, any Selling Parties Assets.

(d) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Selling Parties Assets that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof. None of the Selling Parties Assets that are material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to third parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are, to the Knowledge of Hightimes, valid and enforceable.

(e) All Persons who have contributed, developed or conceived any Selling Parties Assets have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its Subsidiaries and assigns to the Company (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

ARTICLE V
Representations and warranties of LUCY

Except as set forth in the correspondingly numbered sections of the Lucy Disclosure Schedule, it being agreed that disclosure of any item in any section of the Lucy Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Lucy represents and warrants to Hightimes that the statements contained in this Article V are true and correct in all material respects as of the date hereof:

Section 5.01 Organization. Lucy is a corporation duly organized, validly existing and in good standing under the Laws of British Columbia, Canada.

Section 5.02 Authority. Lucy has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Lucy or the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by Lucy of this Agreement and any Ancillary Document to which Lucy is a party, the performance by Lucy of its obligations hereunder and thereunder and the consummation by Lucy of the Transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Lucy. This Agreement has been duly executed and delivered by each of Lucy, and (assuming due authorization, execution and delivery by Hightimes and Hightimes Parties) this Agreement constitutes a legal, valid and binding obligation of Lucy enforceable against Lucy in accordance with its terms. When each Ancillary Document to which Lucy is or will be a party has been duly executed and delivered by Lucy as applicable (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Lucy enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Lucy of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provisio of the certificate of incorporation, by-laws or other organizational documents of Lucy ; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Lucy; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Lucy is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Lucy in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Lucy.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Lucy’s knowledge, threatened against or by Lucy or any Affiliate of Lucy that challenge or seek to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
Covenants

Each of the relevant Parties do hereby covenant and agree as follows:

Section 6.01 Access to Information. From the date hereof until the Closing, Hightimes Parties shall (a) afford Lucy and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Hightimes Parties’ operations; (b) furnish Lucy and its Representatives with such financial, operating and other data and information related to the Hightimes Parties’ operations as Lucy or any of its Representatives may reasonably request; and (c) instruct the Representatives of Hightimes Parties to cooperate with Lucy in its investigation of the Hightimes Parties’ operations. Any investigation pursuant to this Section 6.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Hightimes Parties’ operations or any other businesses of Hightimes Parties. No investigation by the Company or other information received by the Company shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Hightimes with respect to itself of any of the Hightimes Parties in this Agreement.

Section 6.02 No Solicitation of Other Bids.

(a) Hightimes shall not, and shall not authorize or permit any of their Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Hightimes Parties shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Company, Lucy or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of equity of the Hightimes Parties or the Hightimes Parties’ operations.

(b) In addition to the other obligations under this Section 6.02, the Hightimes Parties shall promptly (and in any event within three (3) Business Days after receipt thereof by Hightimes, or its Representatives) advise Lucy orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Hightimes Parties agree that the rights and remedies for noncompliance with this Section 6.02 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Lucy and that money damages would not provide an adequate remedy to Lucy.

Section 6.03 Related Party Affiliations and Transactions. Hightimes and Lucy acknowledge that certain principal shareholders of Lucy, are relatives of Adam E. Levin, Executive Chairman of Hightimes, and such Lucy shareholders or their Affiliates also own shares of Hightimes Common Stock and a Lucy shareholder is an employee of or consultant to Hightimes, Accordingly Hightimes and Lucy each covenant and agree to make appropriate disclosures of these and other related party affiliations and transactions in any relevant filings required to be made with the SEC, including Form 8-K and Form 1-U filings, proxy statements provided to Lucy Shareholders, registration statements required to be filed with the SEC, as required in the Registration Rights Agreement.

Section 6.04 [Intentionally Deleted.]

Section 6.05 Confidentiality. From and after the Closing, the Parties shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning this Agreement, the Ancillary Documents, and the transactions contemplated herein and therein and shall not disclose any information therefrom to any third parties without the prior written consent of the other Party, except to the extent that the receiving Party can show that such information (a) is generally available to and known by the public through no fault of Hightimes Parties or Lucy, any of its Affiliates or their respective Representatives; or (b) is required by applicable securities laws to be disclosed. If any of the Parties or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such disclosing Parties shall promptly notify the other Parties in writing and shall disclose only that portion of such information which Hightimes Parties is advised by its counsel in writing is legally required to be disclosed.

Section 6.06 Lucy Shareholders Meeting. In the event and only in the event that Lucy counsel shall determine that the same is required by relevant securities law or Nasdaq Regulations, Lucy shall call a special meeting of the Lucy Shareholders pursuant to a Rule 14A proxy statement approved by the SEC in order to approve the purchase of the Company Common Stock and all other transactions contemplated by this Agreement and the Ancillary Agreements, including the issuance of the Closing Date Consideration and any Earn-Out Shares (the “Lucy Shareholders Meeting”).

Section 6.07 Trust Agreement. On or before September 30, 2023, or such later date as shall be acceptable to Hightimes and Lucy, Hightimes, HT Distribution and the Independent Trustee shall have executed and delivered the Trust Agreement in form and content acceptable to the parties thereto and Lucy.

Section 6.08 Books and Records.

(a) For a period of six (6) years after the Closing, Lucy the Company shall: (i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Selling Parties; and (ii) upon reasonable notice, afford the Hightimes Parties’ Representatives reasonable access (including the right to make, at Hightimes Parties’ expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by the Company of Lucy after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, Hightimes Parties shall: (i) retain the books and records (including personnel files) of Hightimes Parties which relate to their respective operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Lucy Representatives reasonable access (including the right to make, at the Lucy’s expense, photocopies), during normal business hours, to such books and records.

(c) None of the Parties shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.09 Closing Conditions From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the Conditions to Closing.

Section 6.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Hightimes Parties when due. Hightimes Parties shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall cooperate with respect thereto as necessary).

Section 6.11 Tax Clearance Certificates. If requested by the Company, Hightimes Parties shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Hightimes Parties or where Hightimes Parties has a duty to file Tax Returns of the Transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Company to any Taxes of Hightimes Parties. If any taxing authority asserts that Hightimes Parties is liable for any Tax, Hightimes Parties shall promptly pay any and all such amounts and shall provide evidence to the Company that such liabilities have been paid in full or otherwise satisfied.

Section 6.12 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.13 Lucy Board of Directors. During the five (5) Anniversary Years in which the Earn-Out Payments are to be made Hightimes shall have the right to designate one individual to serve as an independent director on the Lucy Board of Directors.

ARTICLE VII
Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing until the date that is 18 months from the Closing Date.

Section 7.02 Indemnification By Hightimes. Subject to the other terms and conditions of this Article VII, Hightimes shall indemnify and defend each of the Company, Lucy and its Affiliates and their respective Representatives (collectively, the “Lucy Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Lucy Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the material representations or warranties of Hightimes contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Hightimes pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any material covenant, agreement or obligation to be performed by Hightimes pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Hightimes pursuant to this Agreement;

(c) any Excluded Liabilities; or

(d) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Hightimes or any of its Affiliates (other than the Selling Parties Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 7.03 Indemnification By Lucy. Subject to the other terms and conditions of this Article VII, each of Lucy shall indemnify and defend each of Hightimes and its Affiliates and their respective Representatives (collectively, the “Hightimes Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Hightimes Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the material representations or warranties of Lucy or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Lucy or the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any material covenant, agreement or obligation to be performed by Lucy or the Company pursuant to this Agreement; or

(c) any Assumed Liability.

Section 7.04 Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) Hightimes shall not be liable to the Lucy Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $250,000 (the “Basket”), in which event Hightimes shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Hightimes shall be liable pursuant to Section 7.02(a) shall not, exceed $5,000,000 (the “Indemnity Cap”).

(b) Lucy shall not be liable to Hightimes Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Lucy and the Company shall be liable pursuant to Section 7.03(a) shall not exceed the Indemnity Cap.

Section 7.05 Indemnification Procedures. The Party making a claim under this Article VII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Hightimes Parties, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of any Hightimes Parties, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Hightimes Parties and the Company shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in this Agreement, as the case may be.

Section 7.08 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the Transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

ARTICLE VIII
Termination

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Hightimes and Lucy;

(b) by Lucy by written notice to Hightimes if:

(i) Lucy is not in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any material representation, warranty, covenant or agreement made by Hightimes or a Hightimes Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 3.02 of this Agreement, and such material breach, inaccuracy or failure has not been cured within ten (10) days of Hightimes receipt of written notice of such breach from Lucy; or

(ii) any of the Conditions to Closing shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of Lucy to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Hightimes by written notice to Lucy if:

(i) Neither Hightimes is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Lucy pursuant to this Agreement that would give rise to the failure of any of the Conditions to Closing and such material breach, inaccuracy or failure has not been cured by such Lucy within ten (10) days of its receipt of written notice of such breach from Hightimes; or

(ii) Any of the Conditions to Closing shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of Hightimes a Hightimes Party to perform or comply with any of the material covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Hightimes or Lucy in the event that (i) there shall be any Law that makes consummation of the Transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

ARTICLE IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to Hightimes:	Hightimes Holding Corp. 2990 Martin Luther King Blvd Lynwood, California 90262 Attn: Adam E. Levin, Executive Chairman Email: Adam@hightimes.com

If to Lucy:	Lucy Scientific Discovery, Inc. 301-1321 Blanshard Street Victoria, British Columbia, Canada Attn: Richard Nanula, CEO Email: richard@lucyscientific.com

Section 9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, the Company may, without the prior written consent of Hightimes Parties, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF LOS ANGELES, LOS ANGELES COUNTY, CALIFORNIA AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER DOCUMENTS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTSTHE OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.10(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF HIS, HER OR ITS RIGHT TO TRAIL BY JURY.

Section 9.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HIGHTIMES:	HIGHTIMES HOLDING CORP.

	By	/s/ Adam E. Levin
	Name:	Adam E. Levin,
	Title:	Executive Chairman

HT DISTRIBUTION:	HT DISTRIBUTION, LLC

	By	/s/ Adam E. Levin
	Name:	Adam E. Levin,
	Title:	Executive Chairman

LUCY SCIENTIFIC DISCOVERY, INC.
LUCY:
	By:	/s/ Richard Nanula
	Name:	Richard Nanula
	Title:	Chief Executive Officer

EXHIBIT A

APA

Exhibit B

Hightimes License Agreement

[text to come]

EXHIBIT C

Registration Rights Agreement